                                                                    Exhibit 4.10
                                                                    ------------
                           EQUIPMENT SUPPLY AGREEMENT

     This Equipment Supply Agreement (as originally executed and as amended from time to time in accordance with its terms, the "Equipment Supply Agreement") is made as of May 28, 1999 by and among APL Land Transport Services, Inc., a Tennessee corporation ("LTS"), APL Co. Pte Ltd., a Singapore corporation, APL Limited, a Delaware corporation and American President Lines, Ltd., a Delaware corporation (collectively "APL").


                            ARTICLE I - DEFINITIONS

As employed in this Equipment Supply Agreement, the term:

1.   "Affiliate" has the meaning set forth in the Stock Purchase Agreement.

2. "APL Container" means a container which is owned, leased or otherwise controlled by APL.

3. "APL Chassis" means a Chassis (as defined in the Chassis Sublet) which is owned, leased or otherwise controlled by APL.

4. "Available Containers" shall have the meaning set forth in the Stacktrain Services Agreement.

5.   "Casualty Value" has the meaning set forth in Section 3.2

6. "Chassis Sublet" means the TPI Chassis Sublet Agreement, dated of even date herewith, between APL and LTS.

7. "Interchange[d]," when used with respect to a container means a container which was removed from APL's terminal or depot by LTS, LTS' designee or a motor carrier having a valid interchange with LTS but not redelivered to an APL Equipment Return Location in Appendix 2.

     "Interchange[d]," when used with respect to a chassis means an APL supplied chassis which has been removed from APL's terminal or depot by LTS, LTS' designee or a motor carrier having a valid interchange with LTS but not redelivered to APL's terminal or depot or a chassis which had been removed and redelivered to APL's terminal or depot.

8. "Quarterly Period" refers collectively to each fiscal quarter of APL beginning with that during which this Equipment Supply Agreement becomes effective and through and including each subsequent fiscal quarter of APL.

9. "Stacktrain Services Agreement" means the Stacktrain Services Agreement, dated of even date herewith, between APL and LTS.

10. "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of March 15, 1999, between APL Limited and Coyote Acquisition LLC.

11.  "Total Loss" has the meaning set forth in Section 3.2


         ARTICLE II - APL DRY CONTAINERS TO BE PROVIDED TO LTS BY APL

Section 2.1. APL Provides Available Containers

A. APL will supply to LTS a quantity of Available Containers of the following types:

     1    20' standard height (8' 6" high) dry container ("D20")
     2.   40' standard height (8' 6" high) dry container ("D40")
     3.   40' high cube (9' 6" high) dry container ("D40H")
     4.   45' high cube (9' 6" high) dry container ("D45H")

B. The Available Containers will be available for pickup at the APL terminals, rail terminals or depots in the locations listed in Appendix 1. The hours of operation for these terminals and depots will be supplied by APL to LTS.

C. In addition to the Chassis provided pursuant to the Chassis Sublet Agreement, APL will supply LTS with an APL Chassis to support those Available Containers at origin. At destination, APL will supply an APL Chassis to LTS at West Coast intermodal rail terminals listed on Appendix 4 for arriving Available Containers. The APL Chassis supplied to LTS under this Section must be promptly returned to APL at the same location, terminal or depot where they were supplied originally unless otherwise specifically agreed to by APL.

     APL shall also supply to LTS 48' expandable APL chassis but only to the extent necessary to assure that, in addition to LTS' own fleet of 48' and 53' fixed and expandable Chassis, LTS shall have Chassis in proportionally the same number as it had for its fleet of 48' Containers as that 48' Container fleet existed in 1998 ("1998 48' Container Fleet").

D. APL represents that it is an "Equipment Provider" which is a party to that standard Uniform Intermodal Interchange and Facilities Access Agreement administered by the Intermodal Association of North America ("UIIA Agreement"). The Interchange to LTS makes LTS the User (as defined in the Chassis Sublet) of Interchanged APL Chassis and APL Containers and imposes upon LTS the liabilities and responsibilities set forth in the Chassis Sublet as to both APL Containers and APL Chassis.

Section 2.2. Interchanges and Custody

A. APL will send LTS a transaction message via Electronic Data Interchange ("EDI") in all cases where that is feasible, and LTS recognizes that there are Interchanges and locations when such connectivity is not possible. LTS shall not refuse to accept information on Interchanged APL Chassis and APL Containers because it was not sent as an EDI transaction.

B. An Available Container or an APL Chassis will be considered as Interchanged to LTS when either of the following occurs:

1) When the Available Container or an APL Chassis is removed from APL's terminal, depot, or rail terminal by LTS, LTS' designee or a motor carrier having a valid interchange with LTS or

2) When an Available Container or an APL Chassis otherwise comes into LTS' custody due to any transaction commonly referred to as a "Street Turn" where a motor carrier has been authorized by APL to reuse a dry container and to make it an Available Container and LTS is notified by APL through EDI physical exchange of equipment receipts, notice by facsimile or otherwise providing LTS with actual notice of the exchange.

Section 2.3.  Return Locations, Free Time and Per Diem Rates

A. Once empty after their westbound trip, the Available Containers shall be returned by LTS at its cost to the Equipment Return Points in Appendix 2. APL shall be responsible for draying or repositioning the empty containers from any non-APL Return Equipment Points to APL's ocean terminal, container yard or other locations.

     LTS shall have an average of fourteen (14) free days for all Available Containers received by LTS on an annual aggregate basis to secure a Domestic Shipment (as defined in the Stacktrain Services Agreement) for an Available Container and to make it available to APL at a Return Location. The free days shall commence from the first 12:01 a.m. from the time the Available Container is actually interchanged to LTS. For every day or fraction thereof after the fourteenth day that LTS has possession of an Available Container, LTS shall be charged $10 per day per Available Container. LTS shall be invoiced on an annual basis for these charges.

B. For the APL Chassis which are supplied in accordance with Section 2.1(C), APL will allow an average of seven (7) free days of chassis use on an annual aggregate basis. The seven free days shall commence from the first 12:01 a.m. that the Chassis is actually interchanged to LTS. For each day or fraction thereof that an APL Chassis is used by LTS beyond the free days, LTS shall be charged a per diem rental of $4.85 per APL Chassis. LTS shall be invoiced on an annual basis for these charges.

     APL represents and warrants to LTS that had this Agreement been in effect during the fiscal year ended December 25, 1998, the audited operating results of LTS for such period would not have been negatively affected. In the event of any inaccuracy of this representation, the parties agree to make such adjustments in good faith to amounts payable under this Agreement as are necessary (I) to correct such inaccuracy and (ii) to compensate the party prejudiced by such inaccuracy.

C. The per diem rate shall remain the same for the first five (5) years of this Agreement. Upon the sixth year of this Agreement, the per diem rate shall be adjusted on an annual basis when, by mutual agreement of the Parties, the then current per diem rate is not in line with market rates for similar equipment.

D. Appendix 3 illustrates the method of calculating the average number of free days for APL Containers (Total Days Less Awaiting Dispatch) and APL Chassis (Total Chassis Use Days) and documents the baseline for the allowed free days. APL shall furnish to LTS a schedule in the same format as Appendix A for each APL Accounting Period so that LTS can track its use of APL Containers and APL Chassis.

E. An Available Container or APL Chassis will be considered Interchanged back to APL when any of the following occurs:

     1) When the Available Container or APL Chassis is returned empty to the Equipment Return Points or

     2) When the Available Container or APL Chassis otherwise comes into APL's custody due to mishandling by an LTS customer.

F. An Available Container or APL Chassis will be in LTS' custody at all times between the time it is Interchanged to LTS and the time it is Interchanged back to APL. An Available Container or APL Chassis will be in APL's custody at all other times. LTS will be responsible to APL for loss or damage to APL Containers and APL Chassis in LTS' custody to the extent indicated in
     Section III, except that APL will have ultimate responsibility for loss or damage to APL Containers or APL Chassis occurring in APL terminals or depots or otherwise due to actions of APL affiliates.

            ARTICLE III - DAMAGE AND REPAIRS TO CONTAINERS, CHASSIS

Section 3.1.  APL Equipment

A. In the event any APL Container used by LTS under this Equipment Supply Agreement is damaged during the period it is in LTS' custody (unless the damage occurred in an APL terminal or depot or otherwise through the actions of an Affiliate of APL); and the estimated cost of repair (according to survey) exceeds US$100.00, and APL repairs the APL Container, LTS will be invoiced for and shall pay the actual cost of repair; provided, if such container is a Total Loss, LTS shall pay the Casualty Value computed for such container in accordance with Section 3.2.

B. If, for any reason, LTS repairs or otherwise services an APL Container, and APL subsequently inspects the APL Container and determines that the repair is inadequate and that further repair is required, and the total cost of repair exceeds US$100, then LTS shall pay for any additional costs of repair.

C. In the event any APL Chassis used by LTS under this Equipment Supply Agreement is damaged during the period it is in LTS' custody (unless the damage occurred in an APL terminal or depot or otherwise through the actions of an APL affiliate) and the estimated cost of repair (according to survey) exceeds US$ 100.00 and APL repairs such APL Chassis, LTS will be invoiced for and pay the actual costs of repair; provided. If such chassis is a Total Loss, LTS shall pay the Casualty Value computed for such chassis in accordance with Section 3.2.

D. It is assumed that the condition of either an APL Container or an APL Chassis shall be established at Interchange by the use of an Equipment Interchange Receipt (EIR) setting forth the physical condition of the equipment. In the event that no EIR is issued, both APL and LTS shall agree on the use of a non-standard interchange or shall agree on what constitutes presumptive interchange information when that is an issue.

Section 3.2.  Casualty Value: Total Loss

The "Casualty Value" of a container or chassis shall be calculated in accordance with Schedule 1. A container or chassis shall be considered a "Total Loss" in the event it is lost, stolen, destroyed, or surveyed and found to be more costly to repair than its Casualty Value.


                 ARTICLE IV - ELECTRONIC DATA INTERCHANGE AND
                        EQUIPMENT TRACKING AND CONTROL.

A. The Manual will include provisions reasonably acceptable to LTS for electronic data interchange and equipment tracking and control, to the extent that existing systems allow for such functions.


                             ARTICLE V - PAYMENTS

A. Within fifteen (15) days after the end of each Agreement year, APL will present to LTS an invoice, indicating the total number of units, the aggregate total days or fraction of days over the aggregate allowed free days and the amount due to APL by LTS for APL Containers and a similar invoice for APL Chassis. APL and LTS will confirm the accuracy of the invoices presented and will formulate a final invoice for the net amount to be paid. Payment by LTS to APL shall be due within thirty (30) days of receipt of the original invoice.

B. An invoice for APL Containers and or APL Chassis identified as a Total Loss will be prepared quarterly.


                     ARTICLE VI - INSURANCE AND INDEMNITY

A. Simultaneously with the execution of this Equipment Supply Agreement, LTS shall furnish APL with certificates of insurance evidencing automobile liability for bodily injury and property damage with a combined single limit of not less than $1 million. The insurers shall be reasonably acceptable to APL.

B. LTS agrees to defend, hold harmless and fully indemnify APL against any and all loss, damage, liability, cost or expense (including reasonable attorney's fees) suffered or incurred by APL, arising out of or connected with injuries to or death of any persons or loss of or damage to any property (including equipment and cargo) arising out of the use, operation, maintenance performed by or at the direction of LTS, possession or control of an Interchanged APL Container or APL Chassis after it has been Interchanged out by APL and before it has been Interchanged back to APL. LTS further agrees to defend, indemnify and hold APL harmless against any and all loss, damage, liability, cost or expenses (including reasonable attorney's fees and trip permit dues) arising out of LTS' failure to comply with any federal or state law or regulation when that failure arises out of the use, operation, maintenance performed by or at the direction of LTS, possession or control of APL Containers or APL Chassis provided to LTS under this Equipment Supply Agreement.


                             ARTICLE VII - REVIEW

This Equipment Supply Agreement shall be reviewed annually by the parties in consultation with one another on or around July 31, 1999 and thereafter, in January of each year commencing January 2000 (and at lesser intervals as the parties may agree) with a view toward assessing whether this Equipment Supply Agreement is achieving the intentions of the parties and whether improvements are possible. In the event either party proposes any changes in this Equipment Supply Agreement in connection with such review, the other party shall consider the proposal in good faith, but shall not be obligated to agree to it. In the event the parties cannot agree as to any such proposal, it shall be submitted for Dispute Resolution as provided in Section 6 of the Stacktrain Services Agreement.

                      ARTICLE VIII - TERM AND TERMINATION

This Equipment Supply Agreement shall commence on Closing (as defined in the Stock Purchase Agreement) and shall have the same term as the Stacktrain Services Agreement.


                           ARTICLE IX - MISCELLANEOUS

A. All notices, demands, requests and other communications required or permitted by or provided for in this Equipment Supply Agreement ("Communications") shall be given in writing to the parties at their respective addresses set forth below, or at such other address as a party shall designate in writing in accordance with this Section:

To:                 APL:
                    1111 Broadway,
                    Oakland, California 94607
                    Attn: Timothy J. Windle
                    Facsimile: (510)272-8932

With a copy to:

                    Sullivan & Cromwell
                    1888 Century Park East
                    Los Angeles, California 90067
                    Attention: Steven B. Stokdyk, Esq.
                    Facsimile: (310) 712-8800

To:                 APL Land Transport Services, Ltd.
                    Joshua Harris
                    c/o Apollo Management, L.P.
                    1301 Avenue of the Americas
                    New York, New York 10019
                    Facsimile: (212)261-4102

                    and

                    Bruce Spector
                    c/o Apollo Management, L.P.
                    1999 Avenue of the Stars, Suite 1910
                    Los Angeles, California 90067
                    Facsimile (310)201-4199

With a copy to:

                    Morton A. Pierce, Esq.
                    Douglas L. Getter, Esq.
                    Dewey Ballantine LLP
                    1301 Avenue of the Americas
                    New York, New York 10019
                    Facsimile: (212)259-6333

Communications may by transmitted by (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, (iii) delivery by United States first class certified or registered mail, postage prepaid, and (iv) by facsimile. Except as otherwise provided in this Equipment Supply Agreement, delivery or service of any Communication shall be deemed effective only upon receipt; provided, that any Communication received after 5:00 p. m. local time at place of receipt, or on a day other than a Business Day, shall be deemed received on the next succeeding Business Day.

B. Except as is otherwise expressly provided in this Equipment Supply Agreement, all periods of time shall be computed by including Saturdays, Sundays and public holidays.

C. The captions and table of contents in this Equipment Supply Agreement are for convenience of reference only and are not part of this Equipment Supply Agreement and do not define or limit any of the terms or provisions, or otherwise affect the construction, of this Equipment Supply Agreement.

D. References in this Equipment Supply Agreement to Articles, Sections and Appendices are references to Articles, Sections and Appendices of this Equipment Supply Agreement, except as expressly otherwise indicated.

E. This Equipment Supply Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees.

F. This Equipment Supply Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of New York.

G. If any party shall fail to perform any of its obligations under this Equipment Supply Agreement, the other party may, on twenty-five (25) days' written notice to the party so failing to perform, do all acts and make all expenditures necessary to remedy such failure, and the party so failing to perform, shall within ten (10) Business Days after demand therefor by the other party, pay to the other party an amount which is equal to the costs, expense and liabilities incurred by the other party in doing any such act or making any such expenditure. No party, however, shall be under any obligation to do any such act or make any such expenditures, nor shall the making thereof relieve either party from any of the consequences of any failure to perform any of its obligations under this Equipment Supply Agreement.

H. In the event a dispute between the parties arises concerning any matter under this Equipment Supply Agreement, the party claiming the existence of a dispute shall notify the other party in writing. In the event that such notice is given, the dispute shall be submitted for Dispute Resolution as provided in Section 6 of the Stacktrain Services Agreement.

     IN WITNESS WHEREOF, this Equipment Supply Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

APL LAND TRANSPORT SERVICES, INC.

By: /s/ Ann Fingarette Hasse
   ________________________________

Title: Assistant Secretary
      _____________________________

AMERICAN PRESIDENT LINES, LTD.

By: /s/ Timothy J. Windle
   ________________________________

Title: Assistant Secretary
      _____________________________

APL LIMITED

By: /s/ Timothy J. Rhein
   ______________________________

Title: President and Chief Executive Officer
      ______________________________________

APL Co. Pte Ltd.

By: /s/ Frederick M. Sevekow, Jr.
   ______________________________

Title: Authorized Signature
      ___________________________

Appendix 1.  Supply Points

Atlanta, Georgia
Baltimore, Maryland
Boston, Massachusetts
Charleston, South Carolina
Charlotte, North Carolina
Chicago, Illinois
Cincinnati, Ohio
Cleveland, Ohio
Columbus, Ohio
Dallas, Texas
Denver, Colorado
Detroit, Michigan
Harrisburg, Pennsylvania
Houston, Texas
Indianapolis, Indiana
Jacksonville, Florida
Kansas City, Missouri
Louisville, Kentucky
Memphis, Tennessee
Miami, Florida
Minneapolis, Minnesota
Nashville, Tennessee
New Orleans, Louisiana
New York, New York/Newark, New Jersey
Norfolk, Virginia
Omaha, Nebraska
Saint Louis, Missouri
Tampa, Florida

Non-USA:
Montreal, Canada
Toronto, Canada

Appendix 2.  Equipment Return Points-West Coast

SOUTHERN CALIFORNIA
Los Angeles: Becker Yard (CY Yard)
             9739 South Alameda Street
             Los Angeles, CA 90022

             APL Global Gateway South        [APL Return Location]
             614 Terminal Way
             Terminal island, CA 90731


NORTHERN CALIFORNIA
Oakland:     APL Middle Harbor Terminal      [APL Return Location]
             1395 Middle Harbor Road
             Oakland, CA 94607

Stockton:    Rail Ramp U.P. - Stockton/Lathrop
             4527 East Roth Road
             Lathrop, CA

             Hawk Pacific-Lathrop CY Facility
             151 Roth Road
             French Camp, CA 95231


PACIFIC NORTHWEST
Portland:    Union Pacific Ramp (for repositioning to Seattle)
             2745 North Interstate
             Portland, OR 97227

Seattle:     APL Global Gateway North        [APL Return Location]
             Terminal 5
             3443 West Marginal Way
             Seattle, WA 98106

Schedule 1.  Schedule for Casualty Value Calculations

A.   Leased Equipment

For leased equipment and equipment otherwise obtained from third parties by APL, the Casualty Value shall be the amount required to be paid under the lease or applicable agreement with third parties upon a Total Loss of the container. The party required to pay the Casualty Value under this Equipment Supply Agreement will pay the Casualty Value to the other party within fifteen (15) business days after the date of written demand therefor and, if such other party fails to do so, it shall pay late charges and penalties in accordance with the lease or applicable agreement with the third party.

B.   Owned Equipment

The cost for the various types of equipment, as of January 1, 1999, is as set forth below ("Agreed Cost"):

D20      $2400
D40      $4400
D40H     $4550
D45H     $6100
C20      $8000
C40      $8000
C45      $8000
CHE48    $8800

To determine the Casualty Value for equipment owned by APL which suffers a Total Loss, the Agreed Cost shall be depreciated at five percent (5%) per year and pro rata for portions of a year from the date of manufacture of the equipment down to a minimum of thirty percent (30%) of the Agreed Cost. For purposes of determining Casualty Value, the cost of equipment shall be adjusted annually as of January 1st of each year to reflect the system average cost of APL's owned Containers.

Example
A 40' high cube dry van is destroyed and determined to be a Total Loss on November 1, 1998. The unit was manufactured in September 1994. The Casualty Value is calculated as follows.

1.   Agreed Cost                                                  $   4,550
2.   Time from 9/94 to 11/98         4 years, 2 months
3.   Depreciation                    4 years @ $227 50 =          $  910.00
                                     2 mos. @ ($227,50/12)=       $   37.92
4.   Subtract depreciation from
     Agreed Value                                                  ($947.92)
     Casualty Value payable                                       $3,602.08.